Exhibit 99.1

MedPro Safety Products Completes Royalty Monetization Transaction

Issues Senior Secured 14% Notes secured by royalty rights
under 6-year agreement with Greiner Bio-One

Lexington, KY – September 1, 2010 – MedPro Safety Products, Inc. (OTCBB: MPSP), a leading developer of transformational technologies that enable safer medication delivery and blood collection, announced today that it has completed the issuance of $25 million of Senior Secured 14% Notes due 2016 in a private placement with institutional investors managed by Cowen and Company, LLC. SC Capital Partners, LLC also served as financial advisor to MedPro.

On July 16, 2010, MedPro entered into a new agreement granting Greiner Bio-One GmbH exclusive rights to manufacture, market and distribute three safety blood collection and infusion products for a six-year term.  The agreement supersedes MedPro’s two prior agreements with Greiner Bio-One. MedPro transferred the rights to receive all royalties under the new agreement to a newly formed MedPro subsidiary, which issued the Senior Secured 14% Notes to institutional investors.  MedPro received approximately $18 million in net proceeds after the establishment of a $4.5 million interest reserve and payment of offering expenses. MedPro expects to use the net proceeds to finance the development of its safety products and to retire debt.

“The continued commitment from our customer, Greiner Bio-One, along with that of the investment community will allow us to accelerate the development of our remaining product portfolio without further dilution to shareholders.  Aside from the three products licensed to Greiner, we have another four products under development and are excited about the opportunities this funding will provide us to continue bringing to market safer medical devices,” said Craig Turner, Chairman and CEO of MedPro.  “Completing this funding transaction is a significant milestone in MedPro’s development and is the result of a tremendous amount of work on the part of MedPro, Cowen and Company, SC Capital and the investment community.  It is an indication of the strength of MedPro as a company and our future presence in the medical device industry.”

About MedPro Safety Products, Inc.

Headquartered in Lexington, Kentucky, MedPro Safety Products, Inc. is a leading developer of safer medication delivery and blood collection systems.  The Company licenses, develops and manufactures transformational technologies marketed through its global medical device partners.  MedPro’s products address multiple product categories within the medical delivery (injection and infusion) and blood collection (blood collection sets and blood tube holders) markets.  These products are considered the most passively available on the market as they require little or no clinician training as compared to competitive products.  The total global market opportunity currently addressed by the Company is believed to be in excess of $6 billion.  For additional information, please refer to the ‘Investor Relations’ link on the Company’s website (http://www.medprosafety.com).

Safe Harbor Statement
This release includes forward-looking statements based upon current expectations of the management of MedPro Safety Products, Inc. that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward- looking statements as a result of a number of factors, including our ability to identify and acquire medical safety device safety technologies with product development potential; our ability to successfully develop and bring products to market, including obtaining regulatory approvals; our ability to successfully increase sales of our products; our ability to obtain additional financing on satisfactory terms; our ability to attract and retain qualified employees; and governmental regulation associated with the medical safety products industry. Words such as "anticipate," "estimate," "plan," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could," and similar expressions are used to identify forward-looking statements. We refer you to the more detailed discussion of risks and uncertainties under "Risk Factors" in our Annual Report on Form 10-K and our other reports on file with the Securities and Exchange Commission.

Contact Information:
Investor Contact:
Doug Sherk/Stacey Fisher/Mike Pollock
EVC Group
415-896-6820

Media Contact:
Steve DiMattia
EVC Group
646-201-5445